EXHIBIT 99.1

Sevcon Reports Financial Results for Second Quarter Fiscal 2014

SOUTHBOROUGH, Mass., May 6, 2014 (GLOBE NEWSWIRE) -- Sevcon, Inc. (Nasdaq:SEV) reported financial results for the second quarter of fiscal 2014 ended March 29, 2014.

Second-Quarter Fiscal 2014 Results Summary

  Revenues increased to $9.2 million, from $8.0 million in the second quarter of fiscal 2013, reflecting improving conditions in the company's markets. Foreign currency fluctuations increased reported sales in the second fiscal quarter by $331,000, or 4%, mainly due to a weaker U.S. Dollar compared to both the British Pound and the Euro than in the prior year period.
  Operating income was $196,000, compared with an operating loss of $463,000 in the second quarter last year, which included a one-time restructuring charge of $605,000. In the second quarter of 2014 there was a foreign currency loss of $241,000 compared to a gain of $290,000 in the same period last year, mainly due to a weaker U.S. Dollar compared to the Euro and the British Pound than in the prior year period. Excluding the impact of foreign currency, operating income was $437,000, an increase of $900,000 compared to the prior year period.
  There was an income tax benefit of $23,000 in the second quarter of fiscal 2014, compared with a benefit of $638,000 in the year-earlier quarter.
  Net income was $162,000, or $0.05 per diluted share, compared with net income of $62,000, or $0.02 per diluted share, a year earlier.

Six Month Fiscal 2014 Result Summary

  Revenues were $18.2 million, compared with $14.7 million in the first six months of fiscal 2013. Foreign currency fluctuations increased reported sales in the first half year by $430,000, or 3%, mainly due to a weaker U.S. Dollar compared to both the British Pound and the Euro than in the prior year period.
  Operating income was $906,000, compared with an operating loss of $1.6 million in the first six months of last year, which included the aforementioned restructuring charge. In the first half of 2014 there was a foreign currency loss of $352,000 compared to a gain of $306,000 in the same period last year, mainly due to a weaker U.S. Dollar compared to the Euro and the British Pound in the first half of 2014 than in the prior year period. Excluding the impact of foreign currency, operating income was $1.3 million, an increase of $2.9 million compared to the prior year period.
  There was an income tax charge of $98,000 in the second quarter of fiscal 2014, compared with an income tax benefit of $746,000 in the prior year period.
  Net income was $650,000, or $0.19 per diluted share, compared with a net loss of $1.2 million, or $(0.37) per share, for the first six months of fiscal 2013.

Management Comments

"Sevcon's revenue growth in the second quarter was driven by higher product shipments across the majority of our markets and in all three of the geographic regions we serve," said President and CEO Matt Boyle. "Sales for the second quarter increased mid single digits year-over-year in both Europe and the United States, reflecting demand growth in our traditional off-road markets, primarily for fork-lift truck and aerial work platform applications. This was a particularly strong quarter for us in Asia, where we posted high double-digit sales growth, year-over-year. This growth continued to be driven primarily by aerial work platform and fork lift truck demand in Japan and China. In addition, we are beginning to benefit from our new business initiatives in the on-road sector in Asia, primarily in China."

"The past three months marked Sevcon's fifth consecutive quarter of sequential revenue growth and our third straight quarter of growth, year-over-year," said Boyle. "We believe that underlying demand is slowly gathering strength in the majority of our markets worldwide. Our lead times and order visibility are continuing to improve, and our portfolio of customer relationships is expanding. Although we are investing in Sevcon's future growth, our business continues to benefit from having a low-cost, flexible manufacturing model. As a result, we believe that Sevcon is positioned to deliver significant margin leverage on incremental sales as conditions in our markets improve."

"We believe the market will begin a meaningful shift towards larger electric and hybrid vehicles, and that inflection point may well be closer than many people think. Our product roadmap has the potential to put us in the sweet spot for this next phase of EV market growth. Our key strategic challenge is scaling the business to capture this opportunity on a timely basis, which we may accomplish organically or through acquisitions of other businesses, or both. Meeting this challenge means that we will need a stronger balance sheet to fuel accelerated growth. We are considering raising equity capital by means of a rights offering or other approach, and we are developing a capital allocation and investment strategy that will help us to achieve our goals," concluded Boyle.

Second-Quarter Fiscal 2014 Conference Call Details

Sevcon has scheduled a conference call to review its results for the second quarter of fiscal 2014 tomorrow, May 7, 2014 at 9:00 a.m. ET. Those who wish to listen to the conference call webcast should visit the investor relations section of the company's website at www.sevcon.com. The live call also can be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call. If you are unable to listen to the live call, the webcast will be archived on the company's website.

Second Quarter Fiscal 2014 Financial Highlights
(In thousands except per-share data)
	Three months ended		Six months ended
	(Unaudited)		(Unaudited)
	March 29,	March 30,	March 29,	March 30,
	2014	2013	2014	2013

Net sales	$9,170	$8,017	$18,219	$14,657

Operating income (loss)	196	(463)	906	(1,648)

Income (loss) before income taxes	139	(576)	748	(1,986)

Net income (loss)	162	$ 62	650	$ (1,240)

Basic income (loss) per share	$ 0.05	$ 0.02	$ 0.19	$ (0.37)

Diluted income (loss) per share	$ 0.05	$ 0.02	$ 0.19	$ (0.37)

Average shares outstanding	3,401	3,363	3,388	3,351

Summarized Balance Sheet Data

			(in thousands of dollars)
			March 29, 2014	September 30, 2013
			(unaudited)	(derived from audited statements)

Cash and cash equivalents			$1,450	$2,062
Receivables			7,721	7,103
Inventories			5,965	5,723
Prepaid expenses and other current assets			2,085	1,862
Total current assets			17,221	16,750
Long-term assets			6,921	6,610
Total assets			$24,142	$23,360

Current liabilities			$6,069	$6,060
Liability for pension benefits			8,255	8,354
Other long-term liabilities			1,704	1,728
Stockholders' equity			8,114	7,218
Total liabilities and stockholders' equity			$24,142	$23,360

About Sevcon, Inc.

Sevcon is a world leader in the design and manufacture of microprocessor based controls for zero emission electric and hybrid vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions and to optimize the energy consumption of the vehicle's power source. The Company supplies customers throughout the world from its operations in the USA, the U.K., France and the Asia Pacific region and through an international dealer network. Sevcon's customers are manufacturers of on and off-road vehicles including cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers and other electrically powered vehicles. For more information visit www.sevcon.com.

Forward-Looking Statements

Statements in this release about Sevcon's future financial results are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those we anticipate. In particular: capital markets are cyclical and weakness in the United States and international economies may harm our business; global demand for electric vehicles incorporating our products may not grow as much as we expect; our customers' products may not be as successful as those of other entrants in the electric vehicle market who are supplied by our competitors; we may not be able to attract and retain the level of high quality engineering staff that we need to develop the new and improved products we need to be successful; we are dependent on a few key suppliers and subcontractors for most components, sub-assemblies and finished products, and we may not be able to establish alternative sources of supply in time if supplies are interrupted; we may not be able to raise the capital we anticipate needing to grow our business; and companies we acquire may be more costly to acquire and integrate, or may not generate as much revenue and earnings, as we anticipate. Please see the Company's most recent Forms 10-K and 10-Q on file with the SEC for further information regarding Sevcon's risk factors.

CONTACT: David Calusdian
         Sharon Merrill Associates
         1 (617) 542 5300
         SEV@InvestorRelations.com

         Matt Boyle
         President and CEO
         1 (508) 281 5503
         matt.boyle@Sevcon.com